Exhibit 3.1
Michigan Department of Consumer and Industry Services
Filing Endorsement
This is to Certify that the ARTICLES OF INCORPORATION — PROFIT for
BIRMINGHAM BLOOMFIELD BANCORP, INC.
ID NUMBER: 10830D
received by facsimile transmission on February 11, 2004 is hereby endorsed filed on February 26, 2004 by the Administrator. The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, In the City of Lansing, this 26th day of February, 2004.
	/s/ Andrew L. Metcalf Jr.	, Director
Bureau of Commercial Services
Sent by Facsimile Transmission

BCS/CD.500 (Rev. 12/00)
MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES

Date Received	(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.
Name
     David D. Warner
Address
     1 Woodward Ave Ste 2400

City	State	Zip Code

Detroit, MI 48226			Effective Date:

Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.

ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
(Please read Information and Instructions on the last page)
     Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
ARTICLE I
The name of the corporation is: Birmingham Bloomfield Bancorp, Inc.
ARTICLE II
The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan, including, in particular, being a bank holding company. The corporation will be registered as a bank holding company under the Bank Holding Company Act, being 12 U.S.C. Sections 1841 to 1850.
ARTICLE III
The total authorized shares:
1.	Common Shares 60,000

Preferred Shares None

2.	A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:
ARTICLE IV
1. The address of the registered office is:

1 Woodward Ave Ste 2400, Detroit		, Michigan	48226

(Street Address)	(City)		(Zip Code)
2. The mailing address of the registered office, if different than above:

, Michigan

(Street Address or P.O. Box)	(City)		(Zip Code)
3. The name of the resident agent at the registered office is: David D. Warner

BCS/CD.500 (Rev. 12/00)
ARTICLE V
The name(s) and address(es) of the Incorporator(s) is(are) as follows:

Name	Residence or Business Address
David D. Warner	1 Woodward Ave Ste 2400, Detroit MI 48226
ARTICLE VI (Optional, Delete if not applicable)
When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or an application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be effected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the companies or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.
ARTICLE VII (Optional, Delete if not applicable)
Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record data for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders, Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3).

BCS/CD.500 (Rev. 12/00)
The space below for additional Articles or for continuation of previous Articles. Please identity any Article being continued or added. Attach additional pages if needed.
Article VIII
No director of this corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following:
(i)	The amount of a financial benefit received by a director to which he or she is not entitled.

(ii)	Intentional infliction of harm on the corporation or the shareholders.

(iii)	A violation of section 551 of the Michigan Business Corporation Act (the Act).

(iv)	An Intentional criminal act.
In the event that the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of incorporation Inconsistent with this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption.
I, (We), the incorporator(s) sign my (our) name(s) this 29th day of January, 2004.

/s/ David D. Warner
David D. Warner, Incorporator

Michigan Department of Labor & Economic Growth
Filing Endorsement
This is to Certify that the RESTATED ARTICLES OF INCORPORATION — PROFIT for
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
ID NUMBER: 10830D
received by facsimile transmission on September 26, 2005 is hereby endorsed filed on September 27, 2005 by the Administrator. The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, In the City of Lansing, this 28th day of September, 2005.
	/s/ Andrew L. Metcalf Jr.	, Director
Bureau of Commercial Services
Sent by Facsimile Transmission 06271

BCS/CD B10 (Rev. 12/03)
MICHIGAN DEPARTMENT OF LABOR AND ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES

Date Received	(FOR BUREAU USE ONLY)

Name

Address

city	State	Zip Code
EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.
RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
          Pursuant to the provisions of Acts 284, Public Acts of 1972, the undersigned corporation executes the following restated articles of incorporation:
1.	The present name of the corporation is: Birmingham Bloomfield Bancorp, Inc.

2.	The identification number assigned by the Bureau is: 108-30D

3.	All former names of the corporation are: None.

4.	The date of filing the original articles of incorporation was: February 26, 2004.
* * * * *
The following restated articles of incorporation supersede the articles of incorporation and shall be the articles of incorporation for the corporation:
ARTICLE 1
          The name of the corporation is Birmingham Bloomfield Bancshares, Inc.
ARTICLE II
          The corporation is organized for the purpose of engaging in any lawful business permitted by the Business Corporation Act of Michigan, as it exists on the date hereof and as it may be amended from time to time hereafter.

ARTICLE III
     The total number of shares of all classes of the capita] stock which the corporation has authority to issue is 5,000,000, which shall be divided into a class of 4,500,000 shares of common stock and a class of 500,000 shares of preferred stock.
Preferred Stock
     Subject to the limitations end restrictions set forth in this Article III, the board of directors is authorized and empowered at any time, and from time to time, to designate end issue any authorized and unissued preferred stock (whether or not previously designated as shares of a particular series, and including preferred stock of any series issued and thereafter acquired by the corporation) as shares of one or more series, hereby or hereafter to be designated. Each different series of preferred stock may vary as to dividend rate, redemption price, liquidation price, voting rights and conversion rights, if any, all of which shall be fixed as hereinafter provided. Each series of preferred stock issued hereunder shall be so designated as to distinguish the shares thereof from the shares of the other series and classes. All preferred stock of any one series shall be alike in every particular.
     The rights, qualifications, limitations or restrictions of each series of preferred stock shall be as stated and expressed in the resolution or resolutions adopted by the board of directors which provides for the issuance of such series, which resolutions shall determine, fix or alter the following:
(1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;
(2) The rate of the annual dividends thereon and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and if cumulative, the date or dates from which dividends shall accumulate;
(3) The amount per share, if any, which the holders of preferred stock of such series shall be entitled to receive, in addition to any dividends accrued and unpaid thereon, (a) upon the redemption thereof, plus the premium payable upon redemption, if any; or (b) upon the voluntary liquidation, dissolution or winding up of the corporation; or (c) upon the involuntary liquidation, dissolution or winding up of the corporation;
(4) The conversion or exchange rights, if any, of such series, including without limitation, the price or prices, rate or rates, provisions for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which preferred stock constituting such series may be convertible into, or exchangeable for shares of any other class or classes or series;

(5) Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;
(6) Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;
(7) The voting rights per share, if any, of each such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, upon any merger, share exchange or other transaction of the corporation, or upon any other matter, including (without limitation) the elections of one or more additional directors of the corporation in case of dividend arrearage or other specified events;
(8) Whether the issuance of any additional shares of such series, or of any shares of any other series shall be subject to restrictions as to issuance or as to the power, preferences or rights of any such other series; and
(9) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of these articles of incorporation.
Common Stock
     No shares of common stock shall be entitled to any preferences, and each share of common stock shall be equal to every other share of such class of stock in every respect.
     After payment or declaration of full cumulative dividends on all shares having priority over the common stock as to dividends, and after making all sinking or retirement fund payments on all series of preferred stock and on any other stock of the corporation ranking as to dividends or assets prior to the common stock providing for the same, dividends on the common stock may be declared and paid, but only when and as determined by the board of directors.
     On any dissolution, liquidation, or winding up of the corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the common stock the full preferential amounts to which they are respectively entitled, the holders of the common stock shall be entitled to receive pro rata all the remaining assets of the corporation available for distribution to its shareholders.

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     At all meetings of shareholders of the corporation the holders of the common stock shall be entitled to one vote for each share of common stock held by them of record.
General Provisions
     No shareholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.
ARTICLE IV
     The address and the mailing address of the registered office of the corporation is 33583 Woodward Avenue, Birmingham, Michigan 48009.
     The name of the resident agent at the registered office is Robert Farr.
ARTICLE V
     When a compromise or arrangement or a plan or reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number, and representing three-fourths in value of claims, of the creditors or class of creditors, or if the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization representing three-fourths of such shares, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.
ARTICLE VI
     The corporation shall, to the fullest extent permitted by the provisions of section 450.1561 et seq. of the Michigan Business Corporation Act, as the same may be amended and

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supplemented, indemnify each director or officer of the corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions.
     The expenses of directors and officers incurred as a party to any threatened, pending or completed proceeding, shall be paid by the corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the corporation of both a written affirmation from the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the Michigan Business Corporation Act and an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.
     The right to indemnification and the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the Michigan Business Corporation Act. The right to indemnification shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, next of kin, executors, administrators and legal representatives.
     The corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement. If any person shall unreasonably fail to enter into a settlement of any proceeding within the scope of this Article, offered or assented to by the opposing party or parties and which is acceptable to the corporation, then notwithstanding any other provision of this Article, the indemnification obligation of the corporation in connection with such action, suit, or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected,
     The corporation may, but need not, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of the Michigan Business Corporation Act and of this Article subject to the imposition of such conditions or limitations as the board of directors of the corporation may deem necessary or appropriate.
     The board of directors of the corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.
     The provisions of this Article are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to 12 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.

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ARTICLE VII
     The number of directors of the corporation shall be such number not less than one (1) as the board of directors shall designate by resolution from time to time, except that in the absence of any such designation, such number shall be sixteen. The board of directors shall be divided into three classes as nearly equal in number as possible. The directors of the first class (Class I) will serve until the 2006 annual meeting of the shareholders, and thereafter the directors of the first class will serve for a term of three years and until their successors are elected and qualified. The directors of the second class (Class II) will serve until the 2007 annual meeting of the shareholders; and thereafter the directors of the second class will serve for a term of three years and until their successors are elected and qualified, The directors of the third class (Class III) will serve until the 2008 annual meeting of the shareholders, and thereafter the directors of the third class will serve for a term of three years and until their successors are elected and qualified.
ARTICLE VIII
     No director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following: (i) the amount of financial benefit received by the director to which the director is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. If the Michigan Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of any such amendment or repeal.
ARTICLE IX
     Notwithstanding any other provisions of these articles of incorporation, no amendment to these articles of incorporation shall amend or repeal any or all of the provisions of Articles VI, VIII or this Article IX of these articles of incorporation, and the shareholders of the corporation shall not have the right to amend or repeal any or all provisions of the bylaws of the corporation, unless so adopted by the affirmative vote of the holders of more than three-fourths of the outstanding shares of stock of the corporation generally entitled to vote in the election of directors, considered for purposes of this Article IX as a class; provided, however, that in the event the board of directors of the corporation shall recommend to the shareholders the adoption of any such amendment of a nature described in this Article IX, the shareholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article IX as a class, may amend, modify or repeal any or all of such provisions.
******

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     These restated articles of incorporation were duly adopted on September 9, 2005, in accordance with the provisions of section 642 of the Michigan Business Corporation Act, and were duly adopted by the sole shareholder of the corporation.

Signed this September 9, 2005.	BIRMINGHAM BLOOMFIELD BANCORP, INC.
	By:	/s/ Robert Farr
Robert Farr, President

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Michigan Department Of Energy, Labor & Economic Growth
Filing Endorsement
     This is to Certify that the CERTIFICATE OF AMENDMENT — CORPORATION for
          BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
ID NUMBER: 10830D
received by facsimile transmission on April 21, 2009 is hereby endorsed

Filed on April 21, 2009 by the Administrator.
The document is effective on the date filed, unless a
subsequent effective date within 90 days after
received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 21ST day of April, 2009.

	/s/ Andrew L. Metcalf Jr.	, Director

Sent by Facsimile Transmission.	Bureau of Commercial Services

CERTIFICATE OF DESIGNATIONS
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
OF
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
     Birmingham Bloomfield Bancshares, Inc., a corporation organized and existing under the laws of the State of Michigan (the “Issuer”), in accordance with the provisions of Section 302 of the Michigan Business Corporation Act, does hereby certify:
     The board of directors of the Issuer (the “Board of Directors”), in accordance with the articles of incorporation and bylaws of the Issuer and applicable law, adopted the following resolution on March 16, 2009 creating a series of 82 shares of Preferred Stock of the Issuer designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B”.
     RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Issuer and applicable law, a series of Preferred Stock, no par value per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows;
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 82.
     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.
     Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:
     (a) “Common Stock” means the common stock, no par value per share, of the Issuer.
     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

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     (c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.
     (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
     (e) “Minimum Amount” means $20,500.
     (f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively), Without limiting the foregoing, Parity Stock shall include the Issuer’s UST Preferred Stock.
     (g) “Signing Date” means the Original issue Date.
     (h) “UST Preferred Stock” means the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.
     Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
     IN WITNESS WHEREOF, Birmingham Bloomfield Bancshares, Inc. has caused this Certificate of Designations to be signed by Robert E. Farr, its President and Chief Executive Officer, this 21st day of April, 2009.

Birmingham Bloomfield Bancshares. Inc.
By:	/s/ Robert E. Farr
	Name:	Robert E. Farr
	Title:	President and Chief Executive Officer

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Schedule A
STANDARD PROVISIONS
     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.
     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:
     (a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
     (b) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.
     (c) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (d) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.
     (e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
     (f) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.
     (g) “Dividend Period” has the meaning set forth in Section 3(a).
     (h) “Dividend Record Date” has the meaning set forth in Section 3(a).
     (i) “Liquidation Preference” has the meaning set forth in Section 4(a).
     (j) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
     (k) “Preferred Director” has the meaning set forth in Section 7(b).

     (l) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.
     (m) “Qualified Equity Offering” means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).
     (n) “Standard Provisions” mean these Standard Provisions that from a part of the Certificate of Designations relating to the Designated Preferred Stock.
     (o) “Successor Preferred Stock” has the meaning set forth in Section 5(a).
     (p) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
     Section 3. Dividends.
     (a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 9.0% on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period” provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
     Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a

Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
     Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”), Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
     Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
     (b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.
     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity, Stock, an dividends declared on Designation Preferred Stock and all such Parity stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.
     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors maybe declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.
     Section 4. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
     (c) Residual Distributions. If the liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.
     Section 5. Redemption.
     (a) Optional Redemption, Except as provided below, the Designated Preferred Stock may not be redeemed prior to the later of (i) first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date; and (ii) the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Issuer. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency and subject to the requirement that all outstanding shares of UST Preferred Stock shall previously have been redeemed repurchased or otherwise acquired by the Issuer, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
     The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificates(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
     (c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
     (d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of

Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.
     (f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
     Section 7. Voting Rights.
     (a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
     (c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance or any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;
     (ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.
     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.
     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.
     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.
     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted,

     Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.
     Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Michigan Department Of Energy, Labor & Economic Growth
Filing Endorsement
     This is to Certify that the CERTIFICATE OF AMENDMENT — CORPORATION for
          BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
ID NUMBER: 10830D
received by facsimile transmission on April 21, 2009 is hereby endorsed
Filed on April 21, 2009 by the Administrator.
The document is effective on the date filed, unless a
subsequent effective date within 90 days after
received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, In the City of Lansing, this 21 ST day of April, 2009.

	/s/ Andrew L. Metcalf Jr.	, Director

Sent by Facsimile Transmission.	Bureau of Commercial Services

CERTIFICATE OF DESIGNATIONS
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
OF
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
     Birmingham Bloomfield Bancshares, Inc., a corporation organized and existing under the laws of the State of Michigan (the “Issuer”), in accordance with the provisions of Section 302 of the Michigan Business Corporation Act, does hereby certify:
     The board of directors of the Issuer (the “Board of Directors”), in accordance with the articles of incorporation and bylaws of the Issuer and applicable law, adopted the following resolution on March 16, 2009 creating a series of 1,635 shares of Preferred Stock of the Issuer designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.
     RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Issuer and applicable law, a series of Preferred Stock, no par value per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated, preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 1,635.
     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.
     Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:
     (a) “Common Stock” means the common stock, no par value per share, of the Issuer.
     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

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     (c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.
     (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
     (c) “Minimum Amount” means 5408,750.
     (f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B.
     (g) “Signing Date” means the Original Issue Date.
     Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
     IN WITNESS WHEREOF, Birmingham Bloomfield Bancshares, Inc. has caused this Certificate of Designations to be signed by Robert E. Farr, its President and Chief Executive Officer, this 21st day of April, 2009.

BIRMINGHAM BLOOMFIELD BANCSHARES. INC.
By:	/s/ Robert E. Farr
	Name:	Robert E. Farr
	Title:	President and Chief Executive Officer

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Schedule A
STANDARD PROVISIONS
     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer,
     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:
     (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.
     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
     (c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.
     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (e) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.
     (f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
     (g) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document,
     (h) “Dividend Period” has the meaning set forth in Section 3(a).
     (i) “Dividend Record Date” has the meaning set forth in Section 3(a).
     (j) “Liquidation Preference” has the meaning set forth in Section 4(a).

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     (k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
     (l) “Preferred Director” has the meaning set forth in Section 7(b).
     (m) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.
     (n) “Qualified Equity Offering” means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements Or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17,2008).
     (o) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.
     (p) “Successor Preferred Stock” has the meaning set forth in Section 5(a).
     (q) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
     Section 3. Dividends.
     (a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) arid shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial

A-2

Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date,
     Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
     Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
     Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations),
     (b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

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     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.
     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.
     Section 4. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as

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to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.
     (d) Merge, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.
     Section 5. Redemption.
     (a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5 (c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the dale fixed for redemption.
     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject lo the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred

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Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
     The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
     (c) Notice of Redemption Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may he given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
     (d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption

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have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares,
     (f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
     Section 7. Voting Rights.
     (a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director” to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any

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termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
     (c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock arc outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;
     (ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case maybe, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions

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     thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.
     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in cash case pursuant to Section 5 above.
     (e) Procedure for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.
     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.
     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

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     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer,
     Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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